SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

HomeAway, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

43739Q100

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 26

CUSIP # 43739Q100	Page 2 of 26

1	NAME OF REPORTING PERSONS TCV VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,280,054 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 3,280,054 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,280,054 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 3 of 26

1	NAME OF REPORTING PERSONS TCV Member Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 73,891 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 73,891 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,891 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 4 of 26

1	NAME OF REPORTING PERSONS Technology Crossover Management VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,305,874 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 3,305,874 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,305,874 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%
12	TYPE OF REPORTING PERSON* OO

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 5 of 26

1	NAME OF REPORTING PERSONS TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,408,120 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 5,408,120 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,408,120 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.7%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 6 of 26

1	NAME OF REPORTING PERSONS TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,808,498 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 2,808,498 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,808,498 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 7 of 26

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,216,618 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 8,216,618 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,216,618 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.2%
12	TYPE OF REPORTING PERSON* PN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 8 of 26

1	NAME OF REPORTING PERSONS Technology Crossover Management VII, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,264,689 shares of Common Stock (A)
	6	SHARED VOTING POWER -0- shares of Common Stock
	7	SOLE DISPOSITIVE POWER 8,264,689 shares of Common Stock (A)
	8	SHARED DISPOSITIVE POWER -0- shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,264,689 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* OO

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 9 of 26

1	NAME OF REPORTING PERSONS Jay C. Hoag
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock.
	6	SHARED VOTING POWER 11,570,563 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 11,570,563 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,570,563 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 10 of 26

1	NAME OF REPORTING PERSONS Richard H. Kimball
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock.
	6	SHARED VOTING POWER 11,570,563 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 11,570,563 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,570,563 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 11 of 26

1	NAME OF REPORTING PERSONS John L. Drew
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 11,570,563 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 11,570,563 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,570,563 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 12 of 26

1	NAME OF REPORTING PERSONS Jon Q. Reynolds, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Class A Common Stock
	6	SHARED VOTING POWER 11,570,563 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 11,570,563 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,570,563 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 13 of 26

1	NAME OF REPORTING PERSONS Robert W. Trudeau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 11,570,563 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 11,570,563 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,570,563 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.4%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 14 of 26

1	NAME OF REPORTING PERSONS Christopher P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,264,689 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,264,689 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,264,689 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 15 of 26

1	NAME OF REPORTING PERSONS Timothy P. McAdam
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,264,689 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,264,689 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,264,689 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 16 of 26

1	NAME OF REPORTING PERSONS John C. Rosenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,264,689 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,264,689 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,264,689 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 17 of 26

1	NAME OF REPORTING PERSONS David L. Yuan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0- shares of Common Stock
	6	SHARED VOTING POWER 8,264,689 shares of Common Stock (A)
	7	SOLE DISPOSITIVE POWER -0- shares of Common Stock
	8	SHARED DISPOSITIVE POWER 8,264,689 shares of Common Stock (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,264,689 shares of Common Stock (A)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

(A)	Please see Item 4.

CUSIP # 43739Q100	Page 18 of 26

ITEM 1(A).	NAME OF ISSUER

HomeAway, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

ITEM 2(A).	NAME OF PERSONS FILING

This statement is being filed by (1) TCV VI, L.P., a Delaware limited partnership (“TCV VI”), (2) TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), (3) TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII(A)”), (4) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund” and, together with TCV VI, TCV VII and TCV VII(A), the “TCV Funds”), (5) Technology Crossover Management VI, L.L.C., a Delaware limited liability company (“TCM VI”), (6) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership (“TCM VII”), (7) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), (8) Jay C. Hoag (“Mr. Hoag”), (9) Richard H. Kimball (“Mr. Kimball”), (10) John L. Drew (“Mr. Drew”), (11) Jon Q. Reynolds, Jr. (“Mr. Reynolds”), (12) Robert W. Trudeau (“Mr. Trudeau”), (13) Christopher P. Marshall (“Mr. Marshall”), (14) Timothy P. McAdam (“Mr. McAdam”), (15), John C. Rosenberg (“Mr. Rosenberg”) and (16) David L. Yuan (“Mr. Yuan”). Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan are collectively referred to as the “Members.” The TCV Funds, TCM VI, TCM VII, Management VII and the Members are sometimes collectively referred to herein as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The mailing address for each of the Reporting Persons is:

c/o Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

ITEM 2(C)	CITIZENSHIP

TCV VI is a Delaware limited partnership. TCM VI is a Delaware limited liability company. Each of TCV VII, TCV VII(A), Member Fund and TCM VII are Cayman Islands exempted limited partnerships. Management VII is a Cayman Islands exempted company. The Members are each United States citizens.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock, $0.0001 par value

CUSIP Number: 43739Q100

ITEM 3.	Not applicable.

CUSIP # 43739Q100	Page 19 of 26

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 2011:

Name of Reporting Person	(a) Amount beneficially owned	(b) Percent of Class*	(c) Number of shares as to which person has:
			Sole power to vote or to direct the vote, and sole power to dispose or to direct the disposition of	Shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of
TCV VI, L.P.	3,280,054	4.1%	3,280,054	—
TCV VII, L.P.	5,408,120	6.7%	5,408,120	—
TCV VII (A), LP	2,808,498	3.5%	2,808,498	—
TCV Member Fund, L.P.	73,891	0.0%	73,891	—
Technology Crossover Management VI, L.L.C.	3,305,874	4.1%	3,305,874	—
Technology Crossover Management VII, L.P.	8,216,618	10.2%	8,216,618	—
Technology Crossover Management VII, Ltd.	8,264,689	10.3%	8,264,689	—
Jay C. Hoag	11,570,563	14.4%	—	11,570,563
Richard H. Kimball	11,570,563	14.4%	—	11,570,563
John L. Drew	11,570,563	14.4%	—	11,570,563
Jon Q. Reynolds, Jr.	11,570,563	14.4%	—	11,570,563
Robert W. Trudeau	11,570,563	14.4%	—	11,570,563
Christopher P. Marshall	8,264,689	10.3%	—	8,264,689
Timothy P. McAdam	8,264,689	10.3%	—	8,264,689
John C. Rosenberg	8,264,689	10.3%	—	8,264,689
David L. Yuan	8,264,689	10.3%	—	8,264,689

*	All percentages in this table are based on 80,582,163 shares of Common Stock outstanding on November 2, 2011, as reported on HomeAway, Inc.’s Form 10-Q for the quarterly period ended September 30, 2011.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares which it holds directly, and has the sole power to vote or direct the vote of such shares.

TCM VI, the sole general partner of TCV VI and a general partner of Member Fund, may be deemed to have sole power to dispose or direct the disposition of the shares held by TCV VI and certain of the shares held by Member Fund and have the sole power to direct the vote of such shares. TCM VI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds and Mr. Trudeau (collectively the “TCM VI Members”) are the Class A Members of TCM VI. In their capacity as Class A Members of TCM VI, the TCM VI Members have the shared power to dispose or direct the disposition of the shares held by TCV VI and certain of the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the TCM VI Members and TCM VI disclaim beneficial ownership of the securities held by TCM VI, TCV VI and Member Fund except to the extent of their respective pecuniary interest therein.

CUSIP # 43739Q100	Page 20 of 26

Each of (i) Management VII, as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund, and (ii) TCM VII, as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, certain of the shares held by Member Fund, and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Each of the Members is a Class A Director of Management VII. In their capacity as Class A Directors of Management VII, the Members have the shared power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and certain of the shares held by Member Fund and the shared power to direct the vote of such shares. Each of the Members and Management VII disclaim beneficial ownership of the securities owned by TCM VII, TCV VII, TCV VII(A) and Member Fund except to the extent of their respective pecuniary interest therein.

The Reporting Persons may be deemed to be acting as a group in relation to their respective holdings in the Company but do not affirm the existence of any such group.

Except as set forth in this Item 4, each of the Reporting Persons disclaims beneficial ownership of any shares owned beneficially or of record by any other Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

☐ Yes

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP # 43739Q100	Page 21 of 26

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

TCV VI, L.P.
a Delaware limited partnership,

Technology Crossover Management VI, L.L.C. a Delaware limited liability company, its General Partner

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P. a Cayman Islands exempted limited partnership,

Technology Crossover Management VI, L.L.C. a Delaware limited liability company, its General Partner

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VI, L.L.C. a Delaware limited liability company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # 43739Q100	Page 22 of 26

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

CUSIP # 43739Q100	Page 23 of 26

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN L. DREW

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 24 of 26

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

TIMOTHY P. MCADAM

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 25 of 26

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CUSIP # 43739Q100	Page 26 of 26

EXHIBIT INDEX

Exhibit

Exhibit 1:	Agreement of Joint Filing